UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 26, 2010

Date of Report (Date of earliest event reported)

3PAR Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33823	77-0510671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4209 Technology Drive

Fremont, California 94538

(Address of principal executive offices)

(510) 413-5999

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 26, 2010, the Board of Directors of 3PAR Inc. (the “Company”) appointed Stephen M. Smith to serve on the Company’s Board of Directors as a Class I Director. Mr. Smith was also appointed to serve as a member of the Company’s Compensation Committee.

Mr. Smith currently serves as President and CEO of Equinix, Inc., the leading provider of network-neutral datacenters and Internet exchange services. Mr. Smith joined Equinix from Hewlett-Packard Co., where he served as Senior Vice President of HP Services. Prior to HP, Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies, and also held various positions during his 16 years with Electronic Data Systems Corporation, including Chief Sales Officer, President of EDS Asia-Pacific, and President of EDS Western Region.

Prior to EDS, Mr. Smith had a successful eight-year career in the US Army where, among other roles, he was aide-de-camp to the office of the Commander in Chief of the US Armed Forces in the Pacific. Mr. Smith graduated from the US Military Academy at West Point and holds a BS in Engineering.

There are no arrangements or understandings between Mr. Smith and any other person pursuant to which he was appointed as a director of the Company and Mr. Smith is not party to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K.

As an independent director of the Company, Mr. Smith will be compensated in accordance with the Company’s independent director compensation program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2010

3PAR INC.

By:	/s/ ADRIEL G. LARES
Adriel G. Lares
Vice President of Finance and Chief Financial Officer